Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated
February 7, 2008 Relating to Preliminary Prospectus
Supplement dated February 7, 2008 to
Prospectus dated February 6, 2008
Registration No. 333-149086
FINAL PRICING TERMS

$250,000,000 4.20% Notes due 2013

Issuer:	Sysco Corporation

Title of Security:	4.20% Notes due 2013

Size:	$250,000,000

Maturity Date:	February 12, 2013

Coupon:	4.200%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2008

Price to Public:	99.835%

Benchmark Treasury:	2.875% due January 31, 2013

Benchmark Treasury Yield:	2.787%

Spread to Benchmark Treasury:	T + 145 bps

Re-offer Yield:	4.237%

Make-Whole Call:	T + 25 bps

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade by two of three rating agencies (Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Inc.) within a specified period, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 3; February 12, 2008

CUSIP Number:	871829 AK3

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc.
A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch & Co.
JPMorgan

Senior Co-Managers:	Barclays Capital, Mitsubishi UFJ Securities, TD Securities, Wachovia Securities, Wells Fargo Securities

Co-Managers:	BNY Capital Markets, Inc., BB&T Capital Markets, Comerica Securities, Morgan Stanley, PNC Capital Markets LLC, The Williams Capital Group, L.P., Zions Bank

$500,000,000 5.25% Notes due 2018

Issuer:	Sysco Corporation

Title of Security:	5.25% Notes due 2018

Size:	$500,000,000

Maturity Date:	February 12, 2018

Coupon:	5.250%

Interest Payment Dates:	February 12 and August 12, commencing August 12, 2008

Price to Public:	99.310%

Benchmark Treasury:	4.250% due November 15, 2017

Benchmark Treasury Yield:	3.740%

Spread to Benchmark Treasury:	T + 160 bps

Re-offer Yield:	5.340%

Make-Whole Call:	T + 30 bps

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade by two of three rating agencies (Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Inc.) within a specified period, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Expected Settlement Date:	T + 3; February 12, 2008

CUSIP Number:	871829 AL1

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc.
A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch & Co.
JPMorgan

Senior Co-Managers:	Barclays Capital, Mitsubishi UFJ Securities, TD Securities, Wachovia Securities, Wells Fargo Securities

Co-Managers:	BNY Capital Markets, Inc., BB&T Capital Markets, Comerica Securities, Morgan Stanley, PNC Capital Markets LLC, The Williams Capital Group, L.P., Zions Bank
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, or J.P. Morgan Securities Inc. collect at (212) 834-4533.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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